Exhibit 10.2

[Quantum letterhead]

May 14, 2013

Mr. Jeffrey C. Smith
Chief Executive Officer
Starboard Value LP
830 3rd Avenue
New York, NY 10022

Dear Jeffrey:

We are very pleased to offer you the opportunity to serve on the Board of Directors of Quantum Corporation.

As a Member of the Board of Directors, and under the current Board compensation program, your Board retainer will be $50,000 per annum, all of which will be paid in cash. Additionally, as a member of the Leadership and Compensation Committee of the Board, you will receive a cash retainer of $10,000 per annum. The retainers are generally paid in quarterly installments. Quantum will also reimburse you for any travel or incidental expenses associated with performing your duties as a Board member.

We will recommend to the Leadership and Compensation Committee that restricted stock units (RSUs) with a total value of $125,000 be awarded to you. However, under the current Board compensation program, the maximum number of RSUs that may be awarded as an initial award to a new Board member is limited to 75,000 RSUs. The actual number of RSUs to be awarded will be determined at the time of award based on the company’s closing stock price on the date of the Leadership and Compensation Committee’s approval, which occurs on the first business day of every month. As the first day of June, 2013 falls on a Saturday, the number of RSUs to be awarded to you will be determined using the closing stock price on the immediately preceding trading date, or May 31, 2013. These RSUs will vest over two (2) years with 50% of the RSUs vesting after one (1) year and the remaining 50% vesting in quarterly installments over the second year. Once the RSUs have been approved, you will receive documentation from E*Trade, Quantum’s Stock Administrator, within two (2) months from your start date. If you remain a Board member, you will receive an annual stock grant thereafter. Details of the ongoing annual stock program will be forthcoming and are subject to change. Lastly, we are pleased to offer you the opportunity to participate in Quantum’s Deferred Compensation Program, details of which are enclosed in this packet.

To confirm your acceptance of our offer, please sign one copy of this letter, complete the enclosed documents, and return them in the enclosed envelope. Please note that your membership on the Board becomes effective as of May 13, 2013, as the Board of Directors’ have already approved your appointment. Upon your execution of this offer letter, our General Counsel, Shawn Hall, will contact you to arrange a Board of Directors’ orientation.

Jeffrey C. Smith
May 14, 2013

Jeffrey, we are very enthusiastic about you joining our Board of Directors. If you have any questions, please do not hesitate to contact me. Again, it is a pleasure to welcome you to Quantum Corporation.

Sincerely,
/s/ Shawn Hall
for

Jon Gacek
President & CEO
Quantum Corporation
[phone number]

I understand and accept the terms of this agreement and agree to comply with all Quantum and Board policies and procedures, including those described in Quantum’s Business Conduct and Ethic’s Policy, Section 16 Policy, Insider Trading Policy, and Corporate Governance Principles.

Signed:	/s/ Jeffrey Smith	Date: 5/20/13
Jeffrey C. Smith

Start Date: 5/13/13

Enclosures:
     Return Envelope
     Deferred Compensation Program overview and forms
     Director Change in Control Agreement
     Director Indemnification Agreement
     The High Road: Quantum’s Business Conduct & Ethics Policy
     Section 16 Policy Documentation
     Insider Trading Policy
     Corporate Governance Principles

cc:	Compensation Legal